The share exchange described in this document involves the securities of a foreign company.  This share exchange is subject to disclosure requirements of Japan that are different from those of the United States.  Financial Statements included in this document have been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the parties and their affiliates and advisors may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases or pursuant to legal rights of the shareholders.

November 19, 2009

Mitsubishi Chemical Holdings Corporation
Mitsubishi Rayon Co., Ltd.

Announcement of Memorandum of Understanding for Management Integration

Mitsubishi Chemical Holdings Corporation (Head office: Minato-ku, Tokyo; President: Yoshimitsu Kobayashi; hereinafter referred to as “MCHC”) and Mitsubishi Rayon Co., Ltd. (Head office: Minato-ku, Tokyo; President: Masanao Kambara; hereinafter referred to as “MRC”) have reached an agreement to integrate management (hereinafter referred to as “Management Integration”) in accordance with resolutions passed at both companies’ meetings of the Board of Directors convened on November 19, 2009. Under the agreement, MRC will become a subsidiary of MCHC, the holding company of the corporate group. The two companies have concluded a Memorandum of Understanding today.

1. Overview and Method of Management Integration

1)	Management Integration will be undertaken with MCHC acquiring all outstanding shares in MRC (excluding any treasury shares held by MRC) and making MRC a wholly owned subsidiary.

2)
In undertaking Management Integration, MCHC will initiate a tender offer (hereinafter referred to as “Tender Offer”) for all outstanding shares in MRC with a target date in the middle of February 2010 at the latest and planned completion by the end of March 2010, subject to the completion of all necessary procedures and responses pursuant to relevant laws in Japan and overseas.

3)
In the event the Tender Offer is initiated, the proposed acquisition price (hereinafter referred to as “Tender Offer Price”) per share of MRC common stock shall be ¥380. MCHC has received an opinion brief from its financial advisor, Mitsubishi UFJ Securities Co., Ltd., stating that from a financial perspective the proposed purchase price of the Tender Offer represents fair value for MCHC under certain preconditions.

The Tender Offer sets the lower limit of the planned share acquisition by MCHC at more than half of the total number of MRC’s outstanding shares. In the event the total number of shares tendered is less than the aforementioned number of shares, MCHC shall not acquire all shares tendered. Should the total number of shares tendered exceed the aforementioned number of shares, MCHC will acquire all shares tendered.

MRC has also received an opinion brief from its financial advisors Mizuho Securities Co., Ltd. and JP Morgan Chase & Co., stating that from a financial perspective the proposed purchase price of the Tender Offer represents fair value for MRC under certain preconditions. MRC has indicated that it intends to approve the proposed purchase price if the Tender Offer is initiated.

4)
In the event MCHC is unable to acquire all outstanding shares issued by MRC through the Tender Offer, with respect to the shares which could not be acquired, the two companies plan to conduct a share exchange (hereinafter referred to as “Share Exchange”) and MCHC plans to make MRC its wholly owned subsidiary as consideration. The two companies plan to deliberate details regarding the effective exchange date, exchange ratio, and conditions of exchange. We plan to make an immediate announcement as soon as details are determined.

During the course of deliberations, depending on the state of progress, there could be a re-evaluation of the details and timing of Management Integration that could also include the adoption of a method other than the proposed Share Exchange. We plan to provide successive updates on the state of progress.

2. Purpose of Management Integration

MCHC is a pure holding company consisting of three core business companies, namely, Mitsubishi Chemical Corporation (Head office: Minato-ku, Tokyo; President: Yoshimitsu Kobayashi; hereinafter referred to as “MCC”), Mitsubishi Plastics, Inc. (Head office: Chuo-ku, Tokyo; President: Hiroshi Yoshida; hereinafter referred to as “MPI”), and Mitsubishi Tanabe Pharma Corporation (Head office: Osaka-shi, Osaka; President: Michihiro Tsuchiya; hereafter referred to as “MTPC”). The MCHC Group, which consists of subsidiaries and affiliates that include these three business companies, carries out its operations in the three business domains of Performance Products, Health Care, and Chemicals.

Meanwhile, MRC carries out its operations in the fields of chemicals and plastics; acrylic fibers, acrylonitrile (AN) monomers, and derivatives; carbon fiber and composite materials; and acetate fibers and membranes and others. The cornerstone of these businesses is methyl methacrylate (MMA) operations, in which MRC has soared to the global No.1 position with the acquisition of UK-based Lucite International Group Limited (hereinafter referred to as “Lucite”).

In its core chemicals business, the MCHC Group is facing a harsh operating environment due to such factors as declining demand and falling product prices accompanying the slowdown of the world economy; volatile price movements for crude oil and other raw materials; and the strengthening of the yen. Moreover, Japanese companies have inevitably suffered relative declines in international competitiveness due to the emergence of Chinese companies having an enormous market and Middle Eastern companies, which boast overwhelming strong competitiveness in commodity chemicals markets. Furthermore, amid increasingly active movements toward large-scale business restructurings, mainly in Europe and the United States, chemicals-related businesses unavoidably face intensifying global competition, the increased internationalization of business activities, and initiatives for realizing large business scales.

In response to such circumstances, MCHC is implementing APTSIS 10, the Group’s mid-term management plan that is based on a fundamental policy: “respond swiftly to economic contraction by structural reforms, accelerate innovation, and leap ahead.” In keeping with APTSIS 10, MCHC is undertaking a drastic business restructuring by concentrating investments on existing growth businesses and scaling back or withdrawing from low-profit businesses; accelerating M&A and R&D activities to realize high performance and high added-value in businesses and to quickly launch new businesses; and expanding overseas businesses to strengthen its international competitiveness.

Based on the same recognition of the environment, MRC has formulated New Design MRC, a mid-term management plan with the fundamental objectives to “build a top business portfolio in the global market” and “achieve ¥1 trillion in net sales and ¥100 billion in operating income by around 2018,” as the company promotes thorough business portfolio management. As a specific measure, the acquisition of Lucite gives MRC an important foothold and represents a significant step forward as a company that carries out operations globally.

As these examples demonstrate, MCHC and MRC are each implementing their own respective measures to respond to the present harsh business environment. However, to survive amid increasingly severe competition in the future, MCHC and MRC have reached an agreement to carry out Management Integration, with MRC becoming a wholly owned subsidiary. Under the agreement, MRC will become a new core business company along with MCC, MPI, and MTPC, while MCHC will serve as the pure holding company.

3. Expected Benefits from Management Integration

Management Integration will allow the MCHC Group to expand its corporate scale to better respond to an era of global competition, which is a key issue under APTSIS 10, in addition to enabling the MCHC Group to acquire a new core business in the form of MRC’s MMA business. The MCHC Group will also acquire businesses that include the carbon fiber and composite materials businesses, for which demand is expected to expand rapidly, as well as the water treatment business. Consequently, the MCHC Group will be able to accelerate its current shift toward high added-value businesses and anticipates synergies in carbon fiber and composite materials, water treatment and such specialty chemicals as additives and coatings. MCHC also expects to realize cost synergies through the integration of logistics, purchasing and procurement, and business bases as well as through the integration of similar functions carried out by affiliated companies. Also, the addition of MRC and its strong business foundations in Asia, Europe and the United States will enable the MCHC Group to further bolster and accelerate the development of its global business operations.

Alternatively, MRC will be able to fully utilize the strong business foundation and excellent management resources of the MCHC Group in working to attain the key tasks of the New Design MRC mid-term management plan announced in August 2009. These tasks include acceleration of growth of MMA-related businesses and cultivation and expansion of next-generation core businesses such as carbon fiber and composite materials as well as water treatment. As a result, MRC will be able to accelerate the realization of a fundamental objective of the management plan, namely, to “build a top business portfolio in the global market” by the synergy effects in the MCHC Group. The Management Integration will also lead to an upgrading, expansion, and strengthening of human resources and other management resources.

4. An Outline of Both Companies (as of September 30, 2009)

Trade Name	Mitsubishi Chemical Holdings Corporation	Mitsubishi Rayon Co., Ltd.
Date of Incorporation	October 3, 2005	June 1, 1950
Location of Head Office	14-1, Shiba 4-chome, Minato-ku, Tokyo	6-41, Konan 1-chome, Minato-ku, Tokyo
Post and Name of Representative	Representative Director, Member of the Board, President & Chief Executive Officer: Yoshimitsu Kobayashi	Representative Director: Masanao Kambara
Capital Stock	¥50,000 million	¥53,229 million
Total Number of Shares Outstanding	1,506,288,107 shares	599,997,820 shares
Shareholders’ Equity	¥684,788 million (consolidated)	¥148,748 million (consolidated)
Total Assets	¥2,744,121 million (consolidated)	¥586,490 million (consolidated)
Fiscal Year-end	March 31	March 31
Major Shareholders and Percentage of Shareholdings
The Master Trust Bank of Japan, Ltd.
(Trust Account)
5.1%
Meiji Yasuda Life Insurance Company
4.4%
Takeda Pharmaceutical Company Limited
3.7%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.
3.7%
Nippon Life Insurance Company
3.5%

Japan Trustee Services Bank, Ltd.
5.0%
The Master Trust Bank of Japan, Ltd.
(Trust Account)
4.8%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.
3.8%
Meiji Yasuda Life Insurance Company
3.6%
Japan Agricultural Cooperatives
2.9%

Note: The percentage of shareholdings shown under Major Shareholders is calculated excluding treasury shares (129,540,802 shares) held by MCHC and treasury shares (27,771,772 shares) held by MRC.

5. Regarding the Listing of MRC’s Shares

The shares of MRC are currently listed on the First Sections of the Tokyo Stock Exchange and Osaka Securities Exchange. Should the ratio of tradable shares at the end of March 2010 be less than 5% of the total shares listed as a result of the Tender Offer, the shares of MRC will fall within the share delisting standards of the securities listing regulations of both stock exchanges and the shares of MRC will be delisted through the prescribed procedures.

It is proposed that in the event that all outstanding shares issued by MRC cannot be acquired through the Tender Offer, MCHC shall undertake a Share Exchange with MRC and make MRC a wholly owned subsidiary. In the event that the Share Exchange is undertaken following the conclusion of the Tender Offer, the shares of MRC will be delisted through the prescribed procedures.

End of Notice

For further information, please contact:

Public Relations and Investor Relations Office
Mitsubishi Chemical Holdings Corporation
Tel: +81-(0)3-6414-3730

Public and Investor Relations Office
Mitsubishi Rayon Co., Ltd.
Tel: +81-(0)3-5495-3100

Disclaimer

In accordance with the provisions of Article 167, Paragraph 3 of the Financial Instruments and Exchange Law and Article 30 of its Enforcement Regulations, any parties having read this news release are considered a primary recipient of information from the viewpoint of insider trading regulations (so-called insider trading). MCHC accordingly urges you to exercise due care as you may be prohibited from purchasing the shares of MRC before 12 hours has passed from the time of this announcement (12:30 pm, November 19, 2009, which is the time of the announcement on the Tokyo Stock Exchange’s timely disclosure viewing service). If you are held liable under criminal, civil or administrative laws for making such a prohibited purchase, MCHC and MRC will assume no responsibility whatsoever.

This news release is to make a general announcement to the media of the Memorandum of Understanding for the Management Integration and has not been prepared for the purpose of soliciting an offer to purchase or sell shares for the Tender Offer. In the event the Tender Offer is initiated, if shareholders wish to make an offer to sell their shares, they should first read the Explanatory Document for the Tender Offer prepared by MCHC, the party making the Tender Offer, and make their own decision.

This news release contains information on the business outlook based on the views of MCHC and MRC. Actual results could differ significantly from forecasts due to numerous factors.

This news release contains forward-looking statements. These forward-looking statements contain information concerning forecasts of business results and financial condition; discussions, plans, different opinions, strategies and expectations concerning forecasts; assumptions that serve as the basis for the forward-looking statements; and other forward-looking information. As a result of known or unknown risks, uncertainty or other factors, actual results could differ materially from any explicit or implicit forecasts, among others, presented as forward-looking statements. No assurance is given by MCHC, MRC and their affiliated companies that any such explicit or implicit forecast, projections or expectations, among others, presented as forward-looking statements will be reflected in actual results. The forward-looking statements contained in this news release were made based on the information available to MCHC, MRC, and their affiliated companies as of the date of this news release and, except where bound by law or Tokyo Stock Exchange regulations, MCHC, MRC and their affiliated companies accept no obligation to change or revise the statements to reflect future events or circumstances.

This news release does not constitute, nor form part of, any offer to buy, sell, exchange, or otherwise dispose of, buy, or subscribe for, any securities. In addition, this news release does not constitute, or form any part of, any offer or invitation to sell, or any solicitation of any offer to purchase any securities in any jurisdiction, nor shall it (or any part of it) or the fact of its distribution form the basis of or be relied upon in connection with any agreement thereof.

Some countries or regions may impose restrictions on the announcement, issue, or distribution of this news release. In such cases, please take note of such restrictions and comply with them. In countries or regions where the implementation of the Tender Offer is illegal, even upon receiving this news release, such receipt shall not constitute a solicitation of an offer to sell or an offer to buy shares relating to the Tender Offer and shall be deemed a distribution of materials for informative purposes only.